UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
 _____________________________________
FORM SD
  _____________________________________

LUNA INNOVATIONS INCORPORATED
(Exact name of registrant as specified in its charter)
  _____________________________________

Delaware	000-52008	54-1560050
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 First Street SW, Suite 200
Roanoke, VA 24011
(Address of Principal Executive Offices)

Eugene J. Nestro
Chief Financial Officer
(540) 769-8400
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in the form applies:
Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2020.

Section 1 – Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

A copy of the Conflict Minerals Report of Luna Innovations Incorporated (“we”) is attached as Exhibit 1.01 and is available at http://www.lunainc.com, under Investor Relations.

We have adopted a conflict minerals policy, which is available at http:// www.lunainc.com, under Investor Relations. This policy is not incorporated herein by reference.

Item 1.02 Exhibit

We have filed, as an exhibit to this Form SD, the Conflict Minerals Report required by Item 1.01.

Section 2 – Exhibits

Item 2.01 Exhibits

The following exhibit is filed as part of this report:

Exhibit No.	Description
1.01	Conflict Minerals Disclosure and Report

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Luna Innovations Incorporated
Date:	May 28, 2021	By:	/s/ Eugene J. Nestro
Eugene J. Nestro
Chief Financial Officer (Principal Financial and Accounting Officer)